EXHIBIT 99.1

NATIONAL HOME HEALTH CARE CORP.
RECEIVES POTENTIALLY SUPERIOR PROPOSAL

        Scarsdale, New York, May 15, 2007. National Home Health Care Corp. (NASDAQ National Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported that Premier Home Health Care Services, Inc. delivered a new proposal, subject to financing, offering to acquire NHHC by merger, paying each shareholder (x) $12.75 per share in cash plus (y) if the break-up fee and/or expense reimbursement contained in the previously announced Amended and Restated Agreement and Plan of Merger between NHHC and certain affiliates of Angelo Gordon & Co. is reduced, then such reduction less any attorneys’ fees incurred and payable by Premier with respect to same will be shared among NHHC’s shareholders in the form of an additional payment of up to approximately $0.25 per share in cash. The Special Committee of NHHC’s Board of Directors met on Monday, May 14, 2007 and recommended unanimously to the Board of Directors that the revised proposal would reasonably be expected to lead to a Superior Proposal within the meaning of the Amended and Restated Agreement and Plan of Merger between NHHC and certain affiliates of Angelo Gordon & Co., and should be pursued in the exercise of the Board’s fiduciary duties. NHHC’s Board of Directors unanimously accepted the recommendation of the Special Committee. NHHC requested a financing commitment to support the proposal, but has not yet received it. Angelo Gordon’s affiliates have the right to terminate the Amended and Restated Agreement and Plan of Merger if the NHHC Board of Directors fails to recommend against the Premier proposal by the close of business on May 16, 2007.

CONTACT:	Steven Fialkow, President and Chief Executive Officer or Robert P. Heller, Chief Financial Officer (914) 722-9000.